SCHEDULE 14A INFORMATION


                  Proxy Statement Pursuant to Section 14(a) of

              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [x]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[x]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      HARDING LAWSON ASSOCIATES GROUP, INC.
                (Name of Registrant as Specified In Its Charter)


                     HARDING LAWSON ASSOCIATES GROUP, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

                                   PROXY RULES

         1)   Title of each class of securities to which transaction applies:

         2)   Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

         4)   Proposed maximum aggregate value of transaction:


* Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:

         2)   Form, Schedule or Registration Statement No.:

         3)   Filing Party:

         4)   Date Filed:

Notes:

                                    * * * * *

                      HARDING LAWSON ASSOCIATES GROUP, INC.

                               September 24, 1997


To the Stockholders of
Harding Lawson Associates Group, Inc.

Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of Harding Lawson Associates Group, Inc., which will be held on Wednesday, November 5, 1997 at 10:00 A.M. at the offices of Harding Lawson Associates, Inc., 90 Digital Drive, Novato, California. Official Notice of the Annual Meeting, a Proxy Statement, a Proxy Card, and Harding Lawson Associates Group, Inc.'s 1997 Annual Report accompany this letter.

         Whether or not you can be present at the meeting, please mark, date, sign, and return the proxy in the enclosed envelope so that your shares may be represented.

                                                          Sincerely,





                                                          Richard D. Puntillo
                                                          Chairman of the Board

                      HARDING LAWSON ASSOCIATES GROUP, INC.
                             7655 Redwood Boulevard
                            Novato, California 94945

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           Wednesday, November 5, 1997
                                   10:00 A.M.



To the Stockholders of
Harding Lawson Associates Group, Inc.:

         The Annual Meeting of Stockholders (the "Meeting") of Harding Lawson Associates Group, Inc., a Delaware corporation (the "Company"), will be held at the offices of Harding Lawson Associates, Inc., 90 Digital Drive, Novato, California, on Wednesday, November 5, 1997, at 10:00 A.M., for the following purposes:

         1. To elect two directors to hold office until the 2000 Annual Meeting or until their successors have been duly elected and qualified;

         2.       To approve the Non-employee Director Compensation Stock Plan;

         3. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending May 31, 1998; and

         4. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on September 12, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof.


                                              By Order of the Board of Directors



                                              Patricia A. England
                                              Secretary

Novato, California
September 24, 1997


WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY MAY BE REVOKED BY YOU IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

                      HARDING LAWSON ASSOCIATES GROUP, INC.
                             7655 Redwood Boulevard
                            Novato, California 94945
                                 (415) 892-0821
--------------------------------------------------------------------------------
                                 PROXY STATEMENT

                     INFORMATION CONCERNING THE SOLICITATION

         The enclosed Proxy is solicited by the Board of Directors of Harding Lawson Associates Group, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at the offices of Harding Lawson Associates, Inc., 90 Digital Drive, Novato, California, at 10:00 A.M. on Wednesday, November 5, 1997 and at any postponement or adjournment thereof (the "Meeting"). Only stockholders of record on September 12, 1997 (the "Record Date") will be entitled to vote at the Meeting. Stockholders are entitled to cast one vote for each share held. There is no cumulative voting. At the close of business on September 12, 1997, the Company had outstanding 4,970,167 shares of its $.01 par value Common Stock (the "Common Stock").

         This Proxy Statement and form of proxy were first sent to stockholders on approximately September 26, 1997.

         The presence in person or by proxy of a majority of the shares entitled to vote is necessary to constitute a quorum at the Meeting. Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum. Broker nonvotes occur when shares held by brokers which are present in person or represented by proxy are voted on some matters but not on other matters, because the broker does not have authority to vote on such other matters in the absence of instructions from the beneficial owners of the shares. Except as otherwise stated, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required for approval of proposals presented to stockholders. With respect to matters presented to stockholders, abstentions will be treated as shares that are present and entitled to vote and not voted in favor of such matter, and broker nonvotes will not be considered as present with respect to that matter.

         When a proxy in the form enclosed with this Proxy Statement is returned properly executed, the shares represented thereby will be voted at the Meeting in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted FOR Messrs. Platt and Stager as the nominees for Class I directors set forth in the Notice of Annual Meeting, FOR Proposal No. 2 to approve the Non-employee Director Compensation Stock Plan, FOR Proposal No. 3 to ratify the appointment of Ernst & Young LLP as the Company's independent auditors, and according to the discretion of the proxy holders on any other matters that properly come before the Meeting.

         Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to its exercise. It is revocable prior to the Meeting by an instrument revoking it, or by a duly executed proxy bearing a later date, delivered to the Secretary of the Company. It is also revoked if the stockholder is present at the Meeting, notifies the Secretary, and votes in person.

         The Company will bear the entire cost of preparing, assembling, printing, and mailing the proxy materials furnished by the Board of Directors to stockholders. Copies of proxy materials will be furnished to brokerage houses, fiduciaries, and custodians, to be forwarded to the beneficial owners of the Common Stock. In addition to the solicitation of proxies by use of the mail, some of the officers, directors, and regular employees of the Company may (without additional compensation) solicit proxies by telephone or personal interview, the costs of which will be borne by the Company.

         A copy of the Annual Report of the Company for the fiscal year ended May 31, 1997, including audited financial statements, is being mailed to stockholders along with this proxy statement. THE COMPANY'S 1997 ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K WITHOUT EXHIBITS MAY ALSO BE OBTAINED WITHOUT COST BY WRITING TO MS. PATRICIA A. ENGLAND, VICE PRESIDENT - INVESTOR RELATIONS, HARDING LAWSON ASSOCIATES GROUP, INC., 7655 REDWOOD BOULEVARD, NOVATO, CALIFORNIA 94945, BY TELEPHONE REQUEST AT (415)899-8817, BY FACSIMILE AT (415)892-0685, OR BY E-MAIL AT PENGLAND@HARDING.COM.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

General

         On September 20, 1997, the Board of Directors approved a resolution to decrease the number of authorized directors from seven to six, which decrease will become effective on November 5, 1997, at which time Mr. Shackelford will retire from the Board.

         The Company's Board of Directors is divided into three classes, pursuant to the terms of the Company's Certificate of Incorporation and Bylaws. Currently the authorized number of directors for Class I is two (2), Class II is two (2), and Class III is two (2). The term of each class is three years, with the different classes staggered so that the term of one class expires each year. The Class I directors are to be elected at the Annual Meeting and will hold office until the 2000 Annual Meeting of Stockholders and until their successors are elected and qualified. Directors shall be elected by a plurality of the votes present in person or represented by proxy and entitled to vote on the election of directors.

          The Board of Directors has nominated Rear Admiral Stuart F. Platt (Ret.) and Donald K. Stager as Class I directors. Messrs. Platt and Stager are incumbent Class I directors. They have consented to be named as nominees and to serve as directors if elected. All proxies will be voted for the election of Messrs. Platt and Stager unless authority to vote for either or both of them is withheld. If Messrs. Platt or Stager should unexpectedly decline or be unable to act as directors, the proxies may be voted for a substitute nominee to be designated by the Board of Directors.

         Set forth below is certain information regarding Messrs. Platt and Stager and the continuing directors:


                   Name                      Age             Positions Held with Company            Director Since
--------------------------------------------------------------------------------------------------------------------

Nominees for Election as Class I Directors
Rear Admiral Stuart F. Platt (Ret.)         63     Director                                              1988
Donald K. Stager                            66     Director                                              1996

Continuing Directors
Richard D. Puntillo (Class II)              53     Chairman                                              1989
James M. Edgar (Class II)                   61     Director                                              1996
Richard S. Harding (Class III)              74     Chairman Emeritus and Director                        1959
Donald L. Schreuder (Class III)             54     President, Chief Executive Officer, and               1975
                                                   Director

The Directors and Executive Officers

         Class I Directors

         Rear Admiral Stuart F. Platt (USN Retired), a current nominee for election, is currently President of Precision Echo, Inc., a company designing and manufacturing data recording systems. Prior to this, he was founding principal of both Stuart Platt and Partners, a consulting company, and FPBSM Industries, Inc., the holding company of Sigma Power, Inc. and Axel Electronics, Inc., defense electronics and power supply manufacturers. He was a Rear Admiral with the U.S. Navy from 1979 to 1987 and Competitor Advocate General of the Navy from 1983 to 1986. Adm. Platt currently serves on the board of Diagnostic Retrieval Systems Inc., a publicly traded company.

         Donald K. Stager, a current nominee for election, joined the Board in 1996. Mr. Stager is the Chairman of the Board of Dillingham Construction Holdings, Inc., a major international construction firm based in Pleasanton, California. Mr. Stager served as President and Chief Executive Officer of Dillingham Construction Holdings, Inc. from 1982 to 1996.

         Class II Directors

         James M. Edgar joined the Board in 1996. Mr. Edgar is founder and senior partner of Edgar Dunn & Company, a management consulting firm in San Francisco, California, specializing in the strategy, organization, and management issues of professional services firms.

         Richard D. Puntillo was elected Chairman of the Board on June 17, 1994. He is an Associate Professor of Finance at the McLaren School of Business at the University of San Francisco. He has been an independent investment banker since 1985 and was Executive Vice President and Chief Financial Officer of Sutro & Co., Inc. from 1982 to 1984. Prior to that Mr. Puntillo was Vice Chairman and Chief Operating Officer for Redwood Bank, San Francisco, from 1969 to 1980. He currently serves on the board of Surety Bank.

         Class III Directors

         Richard S. Harding, P.E., was the Chairman of the Board of Directors from the Company's incorporation in 1959 until August 1991, when he became
Chairman Emeritus. He is the founder of the Company and he served as President and Chief Executive Officer from 1959 to March 1988.

         Donald L. Schreuder, P.E., joined the Company in 1965, became a Vice President in 1976, a Senior Vice President in 1988, and Executive Vice President and Chief Operations Officer in 1992. Mr. Schreuder was named President and Chief Executive Officer by the Board of Directors in 1994.

         Executive Officers

         John G. Catts, Ph.D., 43, is Chief Technical Officer of the Company and a Vice President of the Company. Dr. Catts was employed by the Company from 1983 until 1991 and rejoined the firm in 1992. From 1991 to 1992, Dr. Catts was with Kennecott Corporation as Vice President - Environmental Affairs.

         Claude Corvino, 45, joined the Company in 1984 and became a Vice President in 1988. Mr. Corvino is currently a Senior Vice President and has managed the Company's Western Region which includes offices in California, Nevada, Washington, and Alaska since 1993. Prior to assuming these responsibilities, Mr. Corvino co-developed the Company's operations on the East Coast and managed the Northeastern Region until 1992.

         Victor R. Johnson, Jr., P.E., 53, joined the Company in 1980 and became a Vice President in 1983. He is currently a Senior Vice President and has managed the Company's Latin America operations and served as the President of GRIECO, a Mexican subsidiary of the Company in which the Company holds a 51% interest since 1995. Prior to assuming his current responsibilities, Mr. Johnson managed the Company's corporate marketing programs from 1988 until 1995.

         Eric G. Lappala, 51, joined the Company in 1983 and became a Vice President in 1986. He is currently a Senior Vice President and has led the Company's private sector marketing and national accounts programs since 1996. Mr. Lappala also consults with large industrial and commercial clients. Prior to assuming his current responsibilities, Mr. Lappala led the Company's Federal Programs group from 1992 to 1995 and prior to that, co-developed the Company's operations on the East Coast, and provided business development and technical expertise for the Company's environmental consulting practice.

         Arthur C. Riese, Ph.D., 42, joined the Company in 1987 and became a Vice President in 1989 and a Senior Vice President in 1992. Dr. Riese was appointed President of the Company's principal operating subsidiary, Harding Lawson Associates, Inc. in 1996. Prior to assuming these responsibilities, he managed the Company's Central Region which includes offices in Colorado, New Mexico, Arizona, Texas, and Utah, from 1993 to 1996.

         Gregory A. Thornton, 44, joined the Company in 1990 as Controller. He became a Vice President in 1992 and Chief Financial Officer and Treasurer in 1994. Prior to joining the Company, Mr. Thornton was Controller and Treasurer for URS Corporation from 1988 to 1990.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information regarding the ownership of the Common Stock of the Company as of September 5, 1997 by (i) all persons who to the knowledge of the Company beneficially own five percent or more of the outstanding shares of the Common Stock, (ii) each director of the Company (including the current nominees), (iii) the Chief Executive Officer and the five other most highly compensated executive officers of the Company, and
(iv) all the Company's directors and executive officers as a group. There are no family relationships among the directors and executive officers of the Company. To the Company's knowledge, each person has sole investment and voting powers with respect to the shares shown as beneficially owned, except as otherwise indicated. The Common Stock of the Company is the only class of equity securities of the Company outstanding.

                                                                                       Shares
                                                                                     Beneficially     Percent of
Name and Address of Beneficial Owners                                                   Owned            Class
----------------------------------------------------------------------------------- --------------- ----------------
Heartland Advisors, Inc. (1)...............................................                693,700        14.0
The TCW Group, Inc. (2)....................................................                343,800         6.9
Dimensional Fund Advisors (3)..............................................                307,950         6.2

Directors and Executive Officers

Donald L. Schreuder (4) (5) ...............................................                141,938         2.8
Claude Corvino (4) (5).....................................................                 54,922         1.1
John G. Catts (4) (5)......................................................                 46,590         0.9
Eric G. Lappala (4) (5)....................................................                 41,728         0.8
Arthur C. Riese (4) (5)....................................................                 42,081         0.8
Richard S. Harding.........................................................                 33,974         0.7
Gregory A. Thornton (4) (5)................................................                 23,637         0.5
Richard D. Puntillo (4) (5)................................................                 15,413         0.3
Stuart F. Platt (nominee) (4) (5)..........................................                 12,674         0.3
James M. Edgar (4) (5).....................................................                  9,924         0.2
Donald K. Stager (nominee) (4) (5).........................................                  4,723         0.1
Barton W. Shackelford (4) (5)..............................................                  6,223         0.1
All directors and executive officers as a group (13 persons) (6)...........                872,916        16.7

(1) As reported in a Schedule 13G as of December 31, 1996 filed on February 14, 1997 by Heartland Advisors, Inc., whose business address is 790 North Milwaukee Street, Milwaukee, WI 53202. Heartland Advisors, Inc. reports sole voting power of 641,900 shares. Subsequent information from other sources indicates a total holding as of June 30, 1997 of 715,100 shares or 14.4%

(2) As reported in a Schedule 13G as of December 31, 1995 filed by The TCW Group, Inc., whose business address is 865 Figueroa Street, Los Angeles, CA 90017. The TCW Group, Inc. is the parent company of Trust Company of the West, TCW Asset Management Company, and TCW Funds Management, Inc.

(3) As reported in a Schedule 13G as of December 31, 1996 filed by Dimensional Fund Advisors, Inc., whose business address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Dimensional Fund Advisors, Inc. also holds shares of the Company in a series of DFA Investment Trust Company portfolios. Dimensional Fund Advisors, Inc. reports sole voting power as to 228,050 shares. Subsequent information from other sources indicates a total holding of 326,850 or 6.6%.

(4) Includes shares subject to options that are exercisable on or before November 4, 1997 in the amounts of 48,000; 32,250; 32,500; 34,000;
          37,500;  20,500;  6,000; 6,000; 2,000; 2,000; and 6,000 for Schreuder,
          Corvino, Catts, Lappala, Riese, Thornton, Puntillo, Platt, Edgar, Stager, and Shackelford, respectively.

(5) Includes shares held in trust in one or more company retirement plans in the amounts of 6,461; 3,702; 1,712; 4,788; 793; 2,283; 3,913;
          2,124; 1,174; 223; and 223 for Schreuder, Corvino, Catts, Lappala, Riese, Thornton, Puntillo, Edgar, Platt, Stager, and Shackelford, respectively.

(6) Includes 258,250 shares subject to options that are exercisable on or before November 4, 1997 and 452,934 shares held in trust in a company retirement savings plan, for which the Board of Directors exercise voting power.

Committees of the Board of Directors

         The Board of Directors of the Company has established the following standing committees, with membership as noted:

         Audit Committee: The Audit Committee, which during fiscal 1997 met twice, consists of Adm. Stuart F. Platt (Chairman), James M. Edgar, and Barton
W. Shackelford. Its functions include the review of internal controls of the Company and sufficiency of financial reporting and legal and accounting compliance generally. In connection with these reviews, the Committee meets with appropriate Company financial personnel. The Committee recommends to the Board for its approval the engagement of the independent certified accountants to serve as auditors for the following year in examining the accounts of the Company. The Committee meets separately with the Company's independent auditors, and the auditors have access to the Committee at any time.

         Compensation Committee: The Compensation Committee, which during fiscal 1997 met once, consists of Barton W. Shackelford (Chairman), Adm. Stuart F. Platt, and Donald K. Stager. Its functions include the review and approval of compensation levels for the Chief Executive Officer and the Company's senior officers, administration of the Company's plans and policies relating to executive compensation, and administration of the Company's stock option plans.

         Executive Committee: The Executive Committee, which during fiscal 1997 met once, consists of Richard D. Puntillo (Chairman), Richard S. Harding, and Donald L. Schreuder. Its functions include matters of a routine nature that occur between regular meetings of the Board.

         Finance Committee: The Finance Committee was formed in fiscal 1997 and consists of James M. Edgar (Chairman), Richard D. Puntillo, and Donald K. Stager. Its functions include matters relating to the management of the Company's financial resources and such other assets that affect the liquidity and capital structure of the Company.

         The Board of Directors does not have a standing nominating committee. The full Board of Directors considers and approves nominations for election of directors. Stockholders may nominate candidates for election to the Board in accordance with the provisions of the Company's Bylaws.

         The Board of Directors of the Company formally met eight times during the 1997 fiscal year. All directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served, except Rear Admiral Stuart F. Platt.

Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who beneficially own more than ten percent of Company's Common Stock to file reports of their initial ownership of the Company's Common Stock and subsequent changes in such ownership with the Securities and Exchange Commission (the "SEC") within prescribed time periods. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company copies of all Section 16(a) forms filed.

         Based solely on review of copies of SEC Forms 3, 4, and 5, and any amendments to such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that with respect to the Company's most recent fiscal year all Section 16(a) filing obligations were met on a timely basis, except for one Form 4 filing by Eric G. Lappala that was filed approximately 21 business days late.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

         The following table provides certain summary information concerning the compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company's Chief Executive Officer and each of the five other most highly compensated executive officers of the Company whose salary and bonus for the year ended May 31, 1997 exceeded $100,000 (hereafter referred to as the named executive officers) for fiscal years ended May 31, 1995, 1996, and 1997:

                           SUMMARY COMPENSATION TABLE


                                                           Annual                   Long-Term
                                                        Compensation               Compensation
                                              ---------------------------------- -----------------
                                                                                    Securities
                                                                                    Underlying        All Other
          Name and               Fiscal            Salary          Bonus (1)      Options/ SARs      Compensation
     Principal Position           Year              ($)               ($)              (#)               ($)
 --------------------------- ---------------- ----------------- ---------------- ----------------- -----------------
 Donald L. Schreuder              1997        228,438              65,000  (2)            0           1,006 (3)
 President and CEO                1996        228,000                   0                 0           1,005 (3)
                                  1995        210,385              75,000            10,000           1,005 (3)

 Arthur C. Riese                  1997        157,728              45,000  (2)            0           1,006 (3)
 Senior Vice President            1996        143,231                   0                 0           1,005 (3)
                                  1995        135,154              52,000             6,000           1,005 (3)

 Eric G. Lappala                  1997        155,257              45,000  (2)            0           1,006 (3)
 Senior Vice President            1996        153,923                   0                 0           1,005 (3)
                                  1995        149,699              37,000             6,000           1,005 (3)

 Claude Corvino                   1997        148,150              45,000  (2)            0           1,006 (3)
 Senior Vice President            1996        143,692                   0                 0           1,005 (3)
                                  1995        134,039              55,000             6,000           1,005 (3)

 John G. Catts                    1997        140,080              36,000  (2)            0           1,006 (3)
 Vice President                   1996        137,308                   0                 0           1,005 (3)
                                  1995        131,231              50,000             6,000           1,005 (3)

 Gregory A. Thornton              1997        137,079              39,000  (2)            0           1,006 (3)
 Vice President                   1996        132,846                   0                 0           1,005 (3)
                                  1995        109,231              45,000             6,000           1,005 (3)

(1) Bonuses are based on service during the fiscal year although paid during the first quarter following the end of the fiscal year.

(2) Twenty-five percent of the bonus was paid in the form of Common Stock of the Company.

(3) Represents matching contributions by the Company for the named executive officers under the Company's 401(k) plan, paid in Common
          Stock of the Company and valued at fair market value on the date of grant.

         The following table provides information with respect to the named executive officers' stock option exercises during the fiscal year and unexercised options held at the end of the fiscal year. No options were granted to the named executives during fiscal 1997.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES
                                                          Number of Securities            Value of Unexercised
                                                         Underlying Unexercised         In-the-Money Options at
                                                       Options at Fiscal Year End       Fiscal Year End ($) (1)
                                                                   (#)
                                                      ------------------------------ -------------------------------

                              Shares        Value
          Name             Acquired on    Realized     Exercisable   Unexercisable    Exercisable    Unexercisable
                           Exercise (#)      ($)
-------------------------- ------------- ------------ -------------- --------------- -------------- ----------------
Donald L. Schreuder               0             0        55,500           8,500         $17,750         $6,250
Arthur C. Riese                   0             0        37,250           6,250          $3,750         $3,750
Eric G. Lappala                   0             0        44,000           5,000          $3,750         $3,750
Claude Corvino                    0             0        37,250           5,500          $9,500         $3,750
John G. Catts                     0             0        19,000           5,000          $3,750         $3,750
Gregory A. Thornton               0             0        16,750           5,250          $3,750         $3,750

(1) On May 31, 1997, the fair market value of the Company's Common Stock was $6.75, based on the closing price on Nasdaq Stock Market. Values are calculated by subtracting the exercise price from the fair market value of the stock as of the fiscal year end.

Employment Contracts and Termination of Employment Arrangements

         Employment Agreement. On June 29, 1994, the Company entered into an employment agreement with Mr. Donald L. Schreuder, President and Chief Executive Officer. The agreement is for a period of three years unless terminated by Mr. Schreuder's death, disability, or by written mutual agreement with the Company. The agreement provides for a base annual salary of $200,000, subject to increase but not decrease as determined by the Board of Directors plus incentive compensation awards at the discretion of the Board. In November 1994 the Compensation Committee increased the annual salary to $228,000. The employment agreement allows for participation by Mr. Schreuder in all Company benefit plans and programs, including stock option plans, available to the Company's principal officers. The agreement provides that if Mr. Schreuder's employment is terminated by the Company without cause or by Mr. Schreuder in response to a material reduction in his duties or responsibilities under the agreement, Mr. Schreuder would be entitled to receive, as severance pay, an amount equal to all compensation that would have been due him during the remainder of the agreement, or 12 months compensation, whichever is greater. Such compensation would include annual base salary, health and life insurance benefits and benefits under other employee benefit plans including stock options and bonuses. Upon any termination of his employment, he would be prohibited from soliciting clients of the Company for a period of one year following the termination of the original three-year employment term, or any renewal term thereafter, and from soliciting employees of the Company for a period of one year following the termination of employment.

Compensation of Directors

         Director who are not officers or employees of the Company receive director fees based on the number of Committees on which they serve and the number of Committees they chair. In fiscal 1997, Stager, Edgar, Platt, Shackelford, and Puntillo earned $15,292, $16,666, $18,000, $18,000, and
$32,500, respectively. In 1996, the Board of Directors approved the Non-employee Director Compensation Stock Plan, which allows for all, or a portion, of directors' compensation to be paid in the form of Common Stock of the Company in lieu of cash compensation. During fiscal year 1997, non-employee directors received a total of 5,072 shares of stock, which was deferred into the Company's Non-qualified Deferred Compensation Plan for the eventual benefit of Messrs. Edgar, Platt, Puntillo, Shackelford, and Stager in the amounts of 1,407, 777, 2,592, 148, and 148 shares, respectively. Directors who are also officers or employees of the Company receive no fees for their services as such.

         On April 19, 1994, the Board of Directors approved an amendment to the 1988 Stock Option and Restricted Stock Option Plan (the "1988 Plan"), which established a formula provision by which non-employee directors of the Company would each receive a grant of options to purchase 3,000 shares of Common Stock at fair market value as of the date of their election or re-election to a three-year term as a director, vesting in three equal installments on the first, second, and third anniversaries of the grant.

THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors, comprised of three independent directors during fiscal 1997, (the "Committee") has been empowered to set the level of compensation for the Chief Executive Officer and other senior executive officers, to administer the Company's plans and policies relating to executive compensation, and to administer the Company's stock plans.

         The Committee believes that executive compensation should 1) be evaluated with a view to motivating individual and Company performance, 2) align the interests of the executives with the long-term interest of the Company's stockholders, and 3) be competitive with similar positions and levels of responsibilities in other comparable companies. The total compensation package should attract, retain, reward and motivate key executives to achieve desired Company performance and enhance stockholder value.

         The compensation of the Company's executive officers is comprised of three elements: base salary, incentive compensation, and long-term incentives as discussed below. Incentive compensation primarily consists of cash bonuses, if earned, and long-term incentives consisting of equity-based compensation awards in the form of stock options. The Committee also uses Company stock awards to provide a matching contribution element to the Company's 401(k) plan. In fiscal 1995 the Board of Directors established executive stock ownership guidelines to promote and encourage increased stock ownership among executives. In keeping with these guidelines, the Committee recommended that 25% of all incentive compensation awards to officers of the Company or its domestic subsidiaries for the fiscal year ended May 31, 1997, be in the form of common stock of the Company.

         Base Salary. Base salaries for senior executive officers are reviewed by evaluating individual executive performance and considering salaries for comparable positions and responsibility levels at other similar companies. This review uses published executive salary surveys and peer company proxy information to determine if base salary adjustments are warranted to maintain the Company's base salaries at a competitive level. During fiscal 1997, as part of the annual base salary review process, the Committee reviewed executive compensation survey information provided by a nationally known salary survey resource, both for companies in the same industry group (some of which are included in the customized index that appears in the performance graph) and companies of a similar size and geographic orientation in other industries. At mid-year Dr. Riese, who was a senior vice president and regional manager of the Company, was appointed president of the Company's Domestic Environmental subsidiary and as such received a salary increase at that time appropriate to the increased responsibilities he had assumed. At the end of the fiscal year, the Committee approved increases for the "named executive officers" in a range of between zero and 9.5% based on the above-mentioned salary survey data and the individual executive's responsibilities.

         Incentive Compensation. Senior executive officers can earn incentive compensation awards that in the past have ranged from zero up to approximately one-third of base salary, which ties a considerable portion of total compensation to performance. Incentive compensation is dependent not only on an executive's performance, but on attainment of the Company's performance goals established at the beginning of the fiscal year and approved by the Board of Directors. Company performance goals relate to attainment of certain financial goals (e.g., operating income and return on net assets) and certain non-financial goals (e.g., risk management, business and program development).

         The Board of Directors approved the 1997 business plan for the Company containing a provision for an incentive compensation plan and the establishment of a corresponding incentive compensation pool. The plan provided that incentive compensation would accrue during the year based on the Company's attainment of planned financial milestones and would be payable after the end of the fiscal year. The incentive compensation pool was subject to increases or decreases based on the degree to which the Company exceeded or fell short of its pre-established financial goals. In fiscal 1997, the incentive compensation pool was generated by a pre-designed formula based on the Company's achievement of certain of its business plan goals. The Committee granted incentive compensation awards to the "named executive officers" ranging from $36,000 to $45,000, which equates to between 26% and 29% of base salary. Each of the "named executive officers" received 25% of his incentive compensation award in the form of common stock of the Company.

         Long-term Incentives. In administering the Company's stock option plans, the Committee may determine the amount and terms of stock option grants to the Chief Executive Officer and other senior executive officers, in order to align the interests of the Company's senior executives with that of its stockholders. Stock options granted are usually incentive stock options, exercisable at a price equal to the fair market value of the underlying stock on the date of grant, and vest over four years in order to provide an added incentive for key individuals to remain with the Company.

         The Committee also approved a matching contribution, payable in common stock of the Company, under the Company's 401(k) plan to all eligible employees participating in the Company's 401(k) plan. The maximum number of shares contributed as an individual matching contribution under the plan for 1997 had a fair market value of $1,006 on the date of grant.

         Chief Executive Officer. During the fiscal 1997 salary review process, Mr. Schreuder recommended and the Board concurred that no increase be made to his base salary at that time. The Committee granted Mr. Schreuder an incentive compensation award of $65,000 based on fiscal 1997 performance, which was approximately 29% of his base salary. As stated above, 25% of the award was payable in common stock of the Company. Subsequent to year end, the Committee granted 15,000 incentive stock options to Mr. Schreuder, with an exercise price equal to the fair market value of the underlying stock on the date of grant with a four-year vesting schedule.

         Compliance with Internal Revenue Code Changes. In 1993, the Internal Revenue Service enacted Section 162(m) of the Internal Revenue Code that, in general, precludes publicly traded corporations from taking a tax deduction in 1994 or in subsequent years for compensation in excess of $1,000,000 paid to the chief executive officer or any of the four other highest paid officers. The Committee is aware of the requirements of Section 162(m) and believes that the Company's compensation payable to each of such persons is currently below, and is expected to remain below, the limitation established by Section 162(m) and consequently would be fully deductible by the Company.

                                             Stuart F. Platt
                                             Barton W. Shackelford (Chairman)
                                             Donald K. Stager

                                PERFORMANCE GRAPH

         The following performance graph compares the performance of the Company's Common Stock (Nasdaq Stock Market: HRDG) with the NASDAQ Stock Market-U.S. Index and an index of peer companies selected by the Company. A group of 11 other environmental companies, providing similar services to those provided by the Company, comprise the peer group index.(1)


                                                                Cumulative Total Return
                                             ---------- --------- ---------- --------- ---------- ---------

                                                  5/92      5/93       5/94      5/95       5/96      5/97
                                             ---------- --------- ---------- --------- ---------- ---------

Harding Lawson Associates Group, Inc.              100        84         59        55         56        45
Peer Group                                         100        70         64        56         59        66
NASDAQ Stock Market-U.S.                           100       141        149       177        257       247

(1)       Companies  included  in the peer  group  index are Dames & Moore  Inc.
          (DM), EA Engineering Science & Technology (EACO), Ecology & Environment, Inc. (EEI), EMCON Associates (MCON), Fluor Daniel/GTI
          (FDGT), GZA Geoenvironmental Tech, Inc. (GZEA), International Technology Corp. (ITX), TRC Companies, Inc. (TRR), Tetra Tech, Inc.
          (WATR),  Versar,  Inc.  (VSR),  and  Weston Roy F, Inc.  (WSTNA).

(2) Assumes that $100 was invested on May 31, 1992 at the closing sales price of the Company's Common Stock and in each index, and that all dividends, if any, were reinvested. Returns are measured through the last trading day of each of the Company's fiscal years. No cash dividends have been declared on the Company's Common Stock.

                                 PROPOSAL NO. 2
                  NON-EMPLOYEE DIRECTOR COMPENSATION STOCK PLAN

         The  Board  of  Directors  has  approved  the   Non-employee   Director
Compensation Stock Plan (the "Director Plan") as a method to further align the interests of the non-employee directors of the Company with the long term interests of the Company's stockholders through the use of shares of Common Stock in lieu of cash for all or some portion of directors' fees. The Director Plan became effective for fees earned beginning in January 1997.

         The Director Plan permits non-employee directors to elect in December of each year, what portion of the fees for the following year will be paid in the form of stock. The number of shares that are awarded in lieu of cash would be determined by dividing the portion of the fees to be paid in the form of stock by the fair market value per share of the Common Stock on the date the Board specifies for payment of such fees. Each non-employee director other than the Chairman presently receives an annual fee of between $16,000 and $18,000 depending on Committee membership and the Chairman receives an annual fee of $35,000, which amounts would, therefore, be the maximum annual amounts that the non-employee directors could use to purchase shares under the Director Plan.

         A director may elect to defer stock which he receives under the Director Plan to the Company's Non-qualified Deferred Compensation Plan. Any such election must be made by December 31 of the calendar year prior to the year in which an award of stock under the Director Plan is made. Any stock deferred by a director will be issued by the Company and held by the trustees of a "rabbi trust," which has been established by the Company in connection with the Non-qualified Deferred Compensation Plan. Deferred stock held by such trust will be voted by the trustees at the direction of the directors for whose benefit the stock is held.

         All non-employee directors are eligible to participate in the Director Plan. A total of 5,072 shares have been issued under the Director Plan during the fiscal year ended May 31, 1997.

Section 1.        Purpose

         This Non-employee Director Compensation Stock Plan (the "Plan") is intended to encourage stock ownership by Non-employee Directors of Harding Lawson Associates Group, Inc., a Delaware corporation (the "Company") so that they may increase their proprietary interest in the success of the Company. The Non-employee Directors may be issued shares of the common stock of the Company ("Shares") in lieu of cash compensation as part of their annual compensation and they may choose, at their discretion, to receive all, or any portion of the balance of their Director's Compensation in the form of Shares. In this way, the Company will be assisted in its efforts to attract and retain highly qualified independent directors and to further align the directors' interest with that of the Company's stockholders.

Section 2.        Administration

         The Plan shall be administered by the Company through the Salary Deferral Committee (the "Committee") which is appointed by the Board of Directors, or such other committee as may be specified by the Company and whose membership shall be appointed or ratified by the Board of Directors.

Section 3.        Participation in the Plan

         (a) Participation in the Plan shall be limited to Non-employee Directors of the Company.

         (b) No member of the Board of Directors who is also an officer or employee of the Company shall be eligible to participate in the Plan.

Section 4.        Common Stock Subject to the Plan

         (a) The maximum number of Shares that may be issued pursuant to the Plan shall be Two Hundred Thousand (200,000). Such Shares shall be reserved for this purpose. The limitation on the number of Shares which may be issued under the Plan shall be subject to adjustment as provided in Section 4(b), below. The Shares to be issued pursuant to the Plan may be unissued shares or treasury shares. All shares issued under the Plan will be validly issued, fully paid, and non-assessable shares of Common Stock of the Company. Notwithstanding anything to the contrary contained herein, no more than Twenty-five Thousand (25,000) Shares may be issued pursuant to the Plan unless and until the Plan has been approved by the affirmative vote of the holders of a majority of the shares of the common stock of the Company present in person or by proxy and entitled to vote at a duly held meeting of shareholders.

         (b) In the event of any merger, consolidation, reorganization, stock dividend, stock split, or other change in corporate structure or capitalization affecting the Company, the Board of Directors shall make such adjustments as shall be just and equitable in the number and kind of Shares to be issued under the Plan (including the aggregate number of Shares which may be issued under the Plan).

Section 5.        Elections; Delivery of Shares

         (a) Each Non-employee Director may elect, in such person's sole discretion, to receive in the form of Shares rather than in cash all or any portion of any compensation that would otherwise be payable in cash to such person for services as a director of the Company. To make such an election with respect to fees earned during the 1997 calendar year, a Non-employee Director shall provide written notice of election to the Company within 30 days of the effective date of the Plan. To make such an election with respect to any other calendar year, a Non-employee Director shall provide written notice of election to the Company in the month of December of the immediately preceding year. Such notice shall designate the amount of compensation which the Non-employee Director elects to receive in Shares ("Designated Compensation").

         (b) Any Shares issuable with respect to Designated Compensation shall be issued to the Non-employee Director during the first month of the calendar quarter in which the Payment Date, as defined below, occurs, or at such other time as the Board of Directors may specify and approve. Notwithstanding the preceding sentence, Non-employee Directors may elect to defer their receipt of Shares pursuant to the terms of the Company's Non-qualified Deferred Compensation Plan (the "Deferred Compensation Plan"), and, in the event of such an election, the Shares will be issued in accordance with the terms of the Deferred Compensation Plan. "Payment Date" with respect to any Designated Compensation means the day on which the Designated Compensation would have been paid assuming that the recipient had not elected either to receive the compensation in Shares or to defer receipt of the compensation pursuant to the Deferred Compensation Plan.

         (c) The number of Shares to be issued with respect to any Designated Compensation shall be calculated by dividing the amount of the Designated
Compensation by the Fair Market Value of a Share. The Fair Market Value of a Share shall be deemed to equal the closing price of the Shares on the business day preceding the payment date in respect of which the Shares are issued. If no trades took place on the business day preceding the payment date, the Fair Market Value of a Share shall be deemed to equal the closing price on the latest preceding day that the Shares traded.

Section 6.        Securities Law Considerations

         Neither the Plan nor the Company shall be obligated to issue any Shares pursuant to the Plan at any time unless and until all applicable requirements imposed by any federal and state securities and other laws, rules and regulations, by any regulatory agencies, or by the Nasdaq Stock Market or any other stock exchange upon which the common stock may be listed, have been fully met. As a condition precedent to any issuance of Shares and delivery of certificates or proof of electronic transmission evidencing such shares pursuant to the Plan, the Committee may require Non-employee Directors to take any such action and to make any such representation as the Committee or the Board of Directors in its discretion deems necessary or advisable to insure compliance with such requirements. Non-employee Directors are responsible for complying with all applicable federal and state securities and other laws, rules and regulations in connection with any offer, sale or other transfer by them of any Shares issued pursuant to the Plan or any interest therein.

Section 7.        Amendment

         The Board of Directors may suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the shareholders no revision or amendment shall change the number of Shares subject to the Plan (except as provided in Section 4(b)), change the designation of the class of persons eligible to receive Shares, or materially increase the benefits accruing to participants under the Plan.

Section 8.        Withholding Taxes

         All taxes, if any, required to be withheld and payable with respect to the issuance of Shares will be deducted from the Non-employee Director's compensation. If at any time such amounts are not adequate to cover taxes required to be withheld, the participant shall make adequate and timely arrangement with the Company for the payment of the excess as a condition of such award.

Section 9.        Effectiveness of the Plan

         The Plan shall become effective on the date the Board of Directors of the Company approve the Plan. The Plan will terminate ten (10) years after the effective date unless sooner terminated by the Board.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE `FOR' PROPOSAL NO. 2 TO APPROVE THE NON-EMPLOYEE DIRECTOR COMPENSATION STOCK PLAN.

Date Plan approved by Board:  April 27, 1997

                                 PROPOSAL NO. 3
                              INDEPENDENT AUDITORS

         Ernst & Young LLP has been appointed by the Board of Directors as the Company's independent auditors for the fiscal year ending May 31, 1998. The firm of Ernst & Young LLP served the Company as independent auditors for the fiscal year ended May 31, 1997. Ernst & Young LLP has no interest, financial or otherwise, in the Company. The services rendered by Ernst & Young LLP during the fiscal year 1997 were audit services and included consultation in connection with various accounting, income tax, and general business matters.

         A representative from Ernst & Young LLP will be present at the Annual Meeting of Stockholders, and will be afforded the opportunity to make a statement if he or she desires to do so. Moreover, he or she will be available to respond to appropriate questions from the stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE `FOR' PROPOSAL NO. 3 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MAY 31, 1998.

                             STOCKHOLDERS' PROPOSALS

         Subject to Securities and Exchange Commission regulations, proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company not later than June 2, 1998 to be included in the 1998 Proxy Statement. In addition, the Bylaws of the Company contain requirements relating to the timing and content of the notice which stockholders must provide to the Secretary of the Company for the nomination of Directors at a stockholders meeting or for any other matter to be properly presented at a stockholders' meeting.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters which will be brought before the Meeting, but if such matters are properly presented to the Meeting, proxies solicited hereby will be voted in accordance with the judgment of the proxy holders. All shares represented by duly executed proxies will be voted at the Meeting.

Dated:  September 24, 1997

             PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                NOVEMBER 5, 1997
                      HARDING LAWSON ASSOCIATES GROUP, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned holder of common stock acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders of Harding Lawson Associates Group, Inc., a Delaware corporation (the "Company"), and the accompanying Proxy Statement dated September 20, 1997, and revoking any proxy heretofore given, hereby constitutes and appoints Donald L. Schreuder, President and Chief Executive Officer, and Richard D. Puntillo, Chairman of the Board, and each of them, with full power of substitution, as attorneys and proxies to appear and vote all of the shares of common stock of Harding Lawson Associates Group, Inc., standing in the name of the undersigned which the undersigned could vote if personally present and acting at the 1997 Annual Meeting of the Stockholders of Harding Lawson Associates Group, Inc. to be held at 90 Digital Drive, Novato, California, on November 5, 1997 at 10:00 A.M. local time, upon the following items as set forth in the Notice of Annual Meeting and Proxy Statement, and according to their discretion, upon all other matters that may be properly presented for action at the meeting or any adjournments or postponements thereof. The undersigned may revoke this proxy at any time prior to its exercise.

          CONTINUED AND TO BE SIGNED ON REVERSE SIDE [SEE REVERSE SIDE]


[ X ] Please mark
      votes as in
      this example.

THE PROXY WHEN PROPERLY EXECUTED AND RETURNED TO THE COMPANY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED IT WILL BE VOTED "FOR" THE PROPOSALS LISTED ON THIS CARD.

1.    Election of Directors
Nominees:  Stuart F. Platt, Donald K. Stager

         -----                      -----
                        FOR                      WITHHELD
                       BOTH                      FROM BOTH
         -----       NOMINEES       -----        NOMINEES

-----


---------------------------------------
For both nominees except as noted above

                                          FOR        AGAINST        ABSTAIN

2.    To ratify the appoint of
      Ernst & Young LLP as inde-
      pendent auditors of the Company.

                                          FOR        AGAINST        ABSTAIN

3.    To approve the Non-employee
      Director Compensation Stock Plan.

MARK HERE       -----                             MARK HERE    -----
FOR ADDRESS                                       IF YOU PLAN
CHANGE AND                                        TO ATTEND
NOTE BELOW      -----                             THE MEETING  -----

         Please sign exactly as your name(s) appear(s). When signing as attorney, executor, administrator, trustee, officer, partner, or guardian, please give full title. If more than one trustee, all should sign. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE.

Signature:                  Date:        Signature:                  Date:
          -----------------      -------           -----------------      ------